Exhibit 10.1

Bath & Body Works, Inc.
Three Limited Parkway
Columbus, Ohio 43230
August 2, 2021
Wendy Arlin
c/o Bath & Body Works, Inc.
Three Limited Parkway
Columbus, Ohio 43230

Re:    Bath & Body Works, Inc. – Severance Benefits
Dear Wendy,
    Reference is made to your offer letter with Bath & Body Works, Inc. (“BBW”) dated as of May 11, 2021 (your “Offer Letter”). In connection with your appointment as Executive Vice President and Chief Financial Officer of BBW effective as of August 2, 2021, BBW is pleased to provide you with the payments and benefits set forth below in this letter agreement (this “Agreement”).

    In the event of a termination of your employment by BBW other than for “cause” (as defined in the L Brands Inc. 2020 Stock Option and Performance Incentive Plan (the “2020 Stock Plan”), a copy of which may be found here), or you resign for “good reason” (as defined below), in each case other than during the 24-month period following a “change in control” (as defined in the 2020 Stock Plan), subject to your execution and nonrevocation of a general waiver and release of claims (as described below) and your continued compliance with the terms of your Confidentiality, Non-Competition and Intellectual Property Agreement (the “Non-Competition Agreement”), you will be entitled to receive the following (collectively, the “Non-CIC Severance”):
(i)    continued payment of your base salary for 24 months following the termination date, payable consistent with BBW’s normal payroll practices;
(ii)    the actual incentive compensation you would have received if you had remained an employee of BBW for one year following the termination date, payable at the same time such incentive compensation would have otherwise been paid to you had you remained an employee of BBW (but in no event later than the 15th day of the third calendar month following the end of BBW’s fiscal year for which such incentive compensation relates); and
(iii)    for a period of up to 24 months following the termination date (or earlier, if you become subsequently employed), BBW will provide you and your beneficiaries with medical and dental benefits substantially similar in the aggregate to those provided prior to the date of termination.

Payment of the Non-CIC Severance is conditioned upon you having provided within 60 days of the termination date, an irrevocable waiver and general release of claims, in a form provided by BBW, which has become effective and irrevocable in accordance with its terms. Subject to your timely delivery of an irrevocable waiver and general release of claims described above, payment of the Non-CIC Severance will commence on the first payroll date that is more than 60 days following the termination date, with such first installment to include and satisfy all installments that would have otherwise been made up to such date, assuming for such purpose that the installments had commenced on the first payroll date following the termination date.

In addition, in the event of a termination of your employment by BBW other than for “cause”, or you resign for “good reason”, in each case within the 24-month period following a “change in control”, subject to your execution and nonrevocation of a general waiver and release of claims (as described below) and your continued compliance with the terms of the Non-Competition Agreement, you will be entitled to receive the following (collectively, the “CIC Severance”):
(i)    a lump sum in an amount equal to two times your base salary;
(ii)    a lump sum in an amount equal to the sum of (A) the last four bonus payments under BBW’s incentive compensation program plus (B) a prorated amount for the season in which your employment is terminated (based on the average of such four prior bonus payments); and
(iii)    for a period of 24 months following the termination of employment (or earlier, if you become subsequently employed), you and your beneficiaries will be entitled to receive medical and dental benefits substantially similar in the aggregate to those provided prior to the date of termination.

Payment of the CIC Severance is conditioned upon you having provided within 60 days of the termination date, an irrevocable waiver and general release of claims, in a form provided by BBW, which has become effective and irrevocable in accordance with its terms. Subject to your timely delivery of an irrevocable waiver and general release of claims described above, payment of the CIC Severance will be made on the first payroll date that is more than 60 days following the termination date.

For purposes of this Agreement, “good reason” means (i) your failure to continue in a capacity set forth in this Agreement which shall be deemed a material breach of this Agreement; (ii) the assignment to you of any duties materially inconsistent with and that constitute a material adverse change to your positions, duties, authority, responsibilities or reporting requirements as set forth in this Agreement; (iii) BBW’s failure to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of BBW within fifteen (15) days after a merger, consolidation, sale, or similar transaction or (iv) your mandatory relocation from the Columbus, OH area; provided, however, “good reason” will not include acts taken by BBW by reason of your physical or mental infirmity which infirmity impairs your ability to substantially perform your duties. Notwithstanding the foregoing, "good reason" will not be deemed to occur unless (i) you have given BBW written notice of the applicable event or circumstances giving rise to "good reason" within 30 days of the date of the first occurrence thereof, which notice describes in reasonable detail the event or circumstances constituting "good reason", (ii) BBW fails to cure such event or circumstances within 30 days after receipt of such written notice from you and (iii) if BBW fails to so cure during such cure period, you resign from your employment within 30 days after the expiration of such cure period.
This Agreement does not constitute an employment contract with you. Your employment will continue to be at-will.
BBW reserves the right to amend, vary or withdraw any compensation, benefit, bonus, equity award or other such programs at any time, in the sole discretion of BBW. All compensation, benefit, bonus, equity award and other such programs are governed by and subject to the official plan documents, award agreements and the Board may deduct and withhold from any amounts payable under this Agreement such federal, state, local, or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation, as applicable.
This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (together with all treasury regulations and guidance promulgated thereunder, “Section 409A”), and all provisions of this Agreement will be construed and interpreted in accordance with such intent. Each installment payment hereunder will be deemed a “separate payment” within the meaning of Section 409A. With respect to the timing of payments of any deferred compensation payable upon a termination of employment hereunder, references in this Agreement to “termination of employment” mean “separation from service” within the meaning of Section 409A. To the extent that you are a “specified employee” within the meaning of Section 409A as of the termination date, no amounts payable under this Agreement that constitute deferred compensation within the meaning of Section 409A which are payable on account of your separation from service shall be paid to you before the date which is the first day of the seventh month after such date of your separation from service or, if earlier, the date of your death following such separation from service (the “Delayed Payment Date”). All such amounts that would, but for the preceding sentence become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. If the period during which you may execute or revoke a release of claims described in this Agreement spans two taxable years, then the Non-CIC Severance or CIC Severance, as applicable, shall be paid in the second such taxable year so long as the release becomes irrevocable.
No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by you and BBW.
This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed to constitute one and the same original.
Upon acceptance of this Agreement, please sign this Agreement and return them via DocuSign.
Please contact Deon Riley at DNRiley@lb.com and she can help clarify any part of this Agreement.

Sincerely	I accept this offer as of the date above.
/s/ ANDREW MESLOW	/s/ WENDY ARLIN
Andrew Meslow Chief Executive Officer Bath & Body Works Inc.	Wendy Arlin